                            SCHEDULE 14A INFORMATION


                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant  X
                        ---
Filed by a Party other than the Registrant
Check the appropriate box:

 X   Preliminary Proxy Statement
---

     Confidential, for Use of the Commission Only (as permitted by Rule --- 14A-6(e)(2)

     Definitive Proxy Statement
---
     Definitive Additional Materials
---
     Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
---

                           MACC PRIVATE EQUITIES INC.
               --------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


               --------------------------------------------------
             (Name of Person(s) Filing Proxy Statement if other than
                                 the Registrant)

Payment of Filing Fee (Check the appropriate box)
 X
--- $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item
    22(a)(2) of Schedule 14A

--- $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3)

--- Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11 1)

    1)  Title of each class of securities to which transaction applies:_________
        ________________________________________________________________________

    2)  Aggregate number of securities to which transaction applies:____________
        ________________________________________________________________________

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        _________________________

    4)  Proposed maximum aggregate value of transaction:

        _________________________

    5)   Total fee paid:__________________________

         _________________________________________

___ Fee paid previously with preliminary materials

___ Check box if any part of the fee is offset as  provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)  Amount Previously Paid:___________________________

    2)  Form, Schedule or Registration Statement No.:

        ________________________________________

    3)  Filing Party:___________________________

    4)  Date Filed:_____________________________

                       101 SECOND STREET, S.E., SUITE 800
                            CEDAR RAPIDS, IOWA 52401


                                January 15, 1997


To the Shareholders of MACC Private Equities Inc:

         The Annual Meeting of Shareholders of our Corporation will be held on Tuesday, February 25, 1997, at 10:00 a.m. at the Five Seasons Hotel, 350 First Avenue N.E., in Cedar Rapids, Iowa.

         A Notice of the meeting, a Proxy and Proxy Statement containing information about matters to be acted upon are enclosed. In addition, the MACC Private Equities Inc. Annual Report for the fiscal year ended September 30, 1996, is enclosed and provides information regarding the financial results of the Corporation for the year. Holders of Common Stock are entitled to vote at the Annual Meeting on the basis of one vote for each share held. IF YOU ATTEND THE ANNUAL MEETING IN FEBRUARY, YOU RETAIN THE RIGHT TO VOTE IN PERSON EVEN THOUGH YOU PREVIOUSLY MAILED THE ENCLOSED PROXY.

         It is important that your shares be represented at the meeting whether or not you are personally in attendance, and I urge you to review carefully the Proxy Statement and sign, date and return the enclosed Proxy at your earliest convenience. I look forward to meeting you and, together with our Directors and Officers, reporting our activities and discussing the Corporation's business and its prospects. I hope you will be present.

                                Very truly yours,


                                Paul M. Bass, Jr.
                                Chairman of the Board

                       101 SECOND STREET, S.E., SUITE 800
                            CEDAR RAPIDS, IOWA 52401


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 25, 1997


To the Shareholders of MACC Private Equities Inc:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of MACC Private Equities Inc., a Delaware corporation (the "Corporation"), will be held on Tuesday, February 25, 1997, at 10:00 a.m., central time, at the Five Seasons Hotel, 250 First Avenue N.E., in Cedar Rapids, Iowa, for the following purposes:

    1. To elect three directors to serve until the 2000 Annual Meeting of Shareholders or until their respective successors shall be elected and qualified;

    2. To ratify the appointment of KPMG Peat Marwick LLP as independent auditors;

    3. To amend the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 2,000,000 to 4,000,000;

    4. To approve for a one-year period the policy and practice of the Corporation of issuing shares of Common Stock of the Corporation at a price which closely approximates market price if such price is less than net asset value per share; and

    5. To transact such other business as may properly come before the meeting and any adjournment thereof.

    Only holders of Common Stock of the Corporation of record at the close of business on December 31, 1996, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                                       By Order of the Board of Directors

                                       David R. Schroder, Secretary

    YOUR OFFICERS AND DIRECTORS DESIRE THAT ALL SHAREHOLDERS BE PRESENT OR REPRESENTED AT THE ANNUAL MEETING. EVEN IF YOU PLAN TO ATTEND IN PERSON, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE AT YOUR EARLIEST CONVENIENCE SO THAT YOUR SHARES MAY BE VOTED. IF YOU DO ATTEND THE MEETING IN FEBRUARY, YOU RETAIN THE RIGHT TO VOTE EVEN THOUGH YOU MAILED THE ENCLOSED PROXY. THE PROXY MUST BE SIGNED BY EACH REGISTERED HOLDER EXACTLY AS THE STOCK IS REGISTERED.

                       101 SECOND STREET, S.E., SUITE 800
                            CEDAR RAPIDS, IOWA 52401


                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD FEBRUARY 25, 1997


    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of MACC Private Equities Inc., a Delaware corporation (the "Corporation"), of proxies to be voted at the Annual Meeting of Shareholders to be held on Tuesday, February 25, 1997, or any adjournment thereof. The date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to shareholders of the Corporation is on or about January 15, 1997.


                             PURPOSES OF THE MEETING

    The Annual Meeting of the Shareholders is to be held for the purposes of (1) electing three persons to serve as directors of the Corporation until the 2000 Annual Meeting of Shareholders, or until their respective successors shall be elected and qualified (see ELECTION OF DIRECTORS); (2) ratifying the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors (see RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS); (3) amending the Corporation's Certificate of Incorporation to increase the number of authorized shares of its Common Stock from 2,000,000 to 4,000,000 (see INCREASE IN AUTHORIZED SHARES); (4) approving for a one-year period the policy and practice of the Corporation of issuing shares of Common Stock of the Corporation at a price which closely approximates market price if such price is less than net asset value per share (see ISSUANCE OF COMMON STOCK); and (5) transacting such other business as may properly come before the meeting or any adjournment thereof.


    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE PERSONS NAMED UNDER ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS, FOR THE AMENDMENT OF THE CORPORATION'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND FOR THE APPROVAL FOR A ONE-YEAR PERIOD OF THE POLICY AND PRACTICE OF THE CORPORATION OF ISSUING SHARES OF COMMON STOCK OF THE CORPORATION AT A PRICE WHICH CLOSELY APPROXIMATES MARKET PRICE IF SUCH PRICE IS LESS THAN NET ASSET VALUE PER
SHARE.

                              VOTING AT THE MEETING

    The record date for holders of Common Stock entitled to notice of, and to vote at, the Annual Meeting of Shareholders is the close of business on December 31, 1996, at which time the Corporation had outstanding and entitled to vote at the meeting 964,098 shares of Common Stock.

    The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and shares held by brokers, banks, other institutions and nominees that are voted on any matter at the Annual Meeting are included in determining the presence of a quorum for the transaction of business at the commencement of the Annual Meeting and on those matters for which the broker, nominee or fiduciary has authority to vote. In deciding all questions, a shareholder shall be entitled to one vote, in person or by proxy, for each share of Common Stock held in the shareholder's name at the close of business on the record date.

    To be elected a director, each nominee must receive the favorable vote of the holders of a majority of the shares of Common Stock entitled to vote and represented at the Annual Meeting. In order to ratify the appointment of KPMG Peat Marwick as independent auditors for the Corporation for the year ending September 30, 1997, the ratification proposal must receive the favorable vote of a majority of the shares of Common Stock entitled to vote and represented at the Annual Meeting. To amend the Corporation's Certificate of Incorporation, the proposal must receive the favorable vote of a majority of the shares of Common Stock entitled to vote at the meeting. In order to approve for a one-year period the policy and practice of the Corporation of issuing shares of Common Stock at a price which closely approximates market price if such price is less than net asset value per share, the proposal must receive the favorable vote of: (1) a majority of the outstanding shares of Common Stock entitled to vote at the meeting; and (2) a majority of the outstanding shares of Common Stock entitled to vote at the meeting which are not held by affiliated persons of the Corporation.

    Each proxy delivered to the Corporation, unless the shareholder otherwise specifies therein, will be voted FOR the election as directors of the persons named under ELECTION OF DIRECTORS, FOR the ratification of the appointment by the Board of Directors of KPMG Peat Marwick LLP as independent auditors, FOR the amendment of the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock, and FOR the approval for a one-year period of the policy and practice of the Corporation of issuing shares of Common Stock of the Corporation at a price which closely approximates market price if such price is less than net asset value per share. In each case where the shareholder has appropriately specified how the proxy is to be voted, it will be voted in accordance with this specification. As to any other matter or business which may be brought before the meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same, but neither management nor the Board of Directors of the Corporation knows of any such other matter or business. Any shareholder has the power to revoke his proxy at any time insofar as it is then not exercised by giving notice of such revocation, either personally or in writing, to the Secretary of the Corporation or by the execution and delivery to the Corporation of a new proxy dated subsequent to the original proxy.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         On May 13, 1996, the Corporation entered into an Agreement (the "Agreement") with Zions Bancorporation ("Zions"). Prior to that date, Zions had acquired approximately 4.9% of the issued and outstanding shares of the Corporation's Common Stock through open-market purchases. Pursuant to the Agreement, Zions purchased 20,000 newly issued shares of the Corporation's Common Stock for a price equal to then-current net asset value per share of $17.70. Also pursuant to the Agreement, Zions transferred all of such shares to its wholly-owned subsidiary, Zions First National Bank (the "Bank"), and the Corporation agreed to use its reasonable best efforts to cause a nominee of Zions to be elected to the Corporation's Board of Directors commencing with the 1997 Annual Meeting of Shareholders. Zions named Todd J. Stevens as its nominee, and on October 8, 1996, the Board of Directors resolved to increase the size of the Corporation's Board of Directors from seven to eight, and nominated Todd J. Stevens for election as Director at the meeting.

         Based upon Amendment No.3 to Schedule 13D filed by Zions, as of November 27, 1996, the Bank beneficially owned 123,515 shares of the Common Stock, representing approximately 12.8% of the issued and outstanding shares of Common Stock, which were purchased for a total price of $1,286,978.44. The funds used to acquire the shares were derived from working capital.

         As of November 29, 1996, there were 964,098 shares outstanding. The following table sets forth certain information as of November 29, 1996, with respect to the Common Stock ownership of: (i) those persons or groups (as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934) who beneficially own more than 5% of the Common Stock, (ii) each Director and nominee for Director of the Corporation, and (iii) all Officers and Directors of the Corporation, eight in number, as a group.


         NAME OF BENEFICIAL                          AMOUNT AND NATURE OF             PERCENT OF CLASS OF VOTING
                OWNER                                BENEFICIAL OWNERSHIP                     COMMON STOCK
       Zions First National Bank                       123,515 Shares(1)                          12.80%

       Paul M. Bass                                      10,980 Shares                             1.10%

       Robert A. Comey(2)                                19,828 Shares                             2.10%

       Michael W. Dunn                                    5,388 Shares                             0.60%

       Henry T. Madden                                    4,685 Shares                             0.50%

--------------------

    1 Information with respect to Zions First National Bank (the "Bank") is provided as of November 27, 1996. As stated in its Amendment No. 3 to Schedule 13D, dated November 27, 1996, Zions Bancorporation ("Zions") may be deemed to share the power to vote or to direct the vote and to dispose or to direct the disposition of all of the 123,515 shares of the Corporation's Common Stock held by the Bank, due to Zions' ownership of the Bank.

    2 As principals, officers and directors of the Investment Advisor, Messrs. Schroder and Comey are "interested persons" of the Corporation, as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940.

         NAME OF BENEFICIAL                          AMOUNT AND NATURE OF             PERCENT OF CLASS OF VOTING
                OWNER                                BENEFICIAL OWNERSHIP                     COMMON STOCK
       James L. Miller                                    1,100 Shares                             0.10%

       David R. Schroder(2)                              20,434 Shares                             2.10%

       Todd J. Stevens(3)                                           --                                --

       John D. Wolfe                                        932 Shares                             0.10%

       All Officers and Directors                        67,334 Shares                             7.00%
       as a Group


--------------------

    3 To the extent that Zions or the Bank may be deemed to be in control of the Corporation as a result of beneficial ownership of the Corporation's Common Stock, Mr. Stevens, as Managing Director of Wasatch Venture Fund, a majority-owned subsidiary of the Bank, may be an "interested person" of the Corporation, as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940.

                              ELECTION OF DIRECTORS

    The Corporation's Board of Directors is divided into three classes. Directors are elected to serve three-year terms. Three Directors are proposed to be elected at the meeting to serve until the 2000 Annual Meeting of Shareholders or until their respective successors shall be elected and qualified. The persons named in the accompanying form of proxy intend to vote such proxy for the election of the nominees named below as directors of the Corporation to serve until the 2000 Annual Meeting of Shareholders or until their respective successors shall be elected and qualified, unless otherwise properly indicated on such proxy. If any nominee shall become unavailable for any reason, the persons named in the accompanying form of proxy are expected to consult with the Board of Directors of the Corporation in voting the shares represented by them at the Annual Meeting. The Board of Directors has no reason to doubt the availability of any of the nominees and no reason to believe that any of the nominees will be unable or unwilling to serve the entire term for which election is sought.

    To be elected a director, each nominee must receive the favorable vote of the holders of a majority of the shares of Common Stock entitled to vote and represented at the Annual Meeting. Nominees for Director

    The names of the nominees, along with certain information concerning them, are set forth below.

TODD J. STEVENS

    Mr. Stevens, age 37, since 1993 has been the Manager of the Utah Office of Wasatch Venture Fund, a $15,000,000 early stage venture capital fund and majority-owned subsidiary of Zions First National Bank (the "Bank"). Mr. Stevens is also a Manager of the Bank's Venture Capital Department. From 1991 through 1993, Mr. Stevens was a Managing Director of Stevens Wood, Inc., a financial and managerial consulting firm which assisted in raising equity and debt private placements. Mr. Stevens was also Development Manager, Assistant Treasurer, and Treasurer for Bonneville Pacific Corporation from 1987-1991, where his functions included negotiating, closing and administering corporate credit facilities. From 1985 through 1987, Mr. Stevens performed financial analysis for development, acquisition and sale of retail, commercial and hotel properties for Homart Development Company. Mr. Stevens received his B.S. in Accounting and Management from University of Utah in 1983, and his M.B.A. in 1985 from Harvard Graduate School of Business Administration.

HENRY T. MADDEN

    Mr. Madden, age 67, has been a Director of the Corporation and MorAmerica Capital since 1994. Mr. Madden is a consultant to development stage companies. Since 1995, Mr. Madden has been an independent trustee of Berthel Growth and Income Trust I. In 1986, Mr. Madden organized the Institute for Entrepreneurial Management in the University of Iowa College of Business Administration. As Director of the Institute, Mr. Madden advises potential and new entrepreneurs and teaches courses on entrepreneurship in the M.B.A. program.

JOHN D. WOLFE

    Mr. Wolfe, age 70, has been a Director of the Corporation since 1994 and a Director of MorAmerica Capital since 1989. Mr. Wolfe is retired from a career in mortgage lending and retail banking. Mr Wolfe had been employed for many years by the Morris Plan companies prior to the 1985 bankruptcy of MorAmerica Financial Corporation and Morris Plan Liquidation Company (the "Debtors"), and was President of the Morris Plan Company of Iowa. Following the 1988 reorganization of the Debtors, Mr. Wolfe served as voting trustee for the MorAmerica Financial Corporation stock and President of both Debtors. Mr. Wolfe retired from most positions several years ago, but remains a director of MorAmerica Capital. Mr. Wolfe returned from retirement to serve as voting trustee and President and Director of the Debtors during the Debtors' 1993 bankruptcy case.

OTHER DIRECTORS

    The names of the other Directors of the Corporation, whose terms of office extend beyond the 1997 Shareholders Meeting, along with certain information concerning them, are set forth below.

PAUL M. BASS, JR.

    Mr. Bass, age 61, has been Chairman of the Boards of Directors of the Corporation and MorAmerica Capital since 1994. From 1988 to present, Mr. Bass has also served as Vice Chairman of First Southwest Company, a regional investment banking firm. Mr. Bass specializes in corporate finance, investment management and public finance. Mr. Bass is also presently a Director of First Nationwide Bank F.S.B. (also Chairman of the Audit Committee), Keystone Consolidated Industries (also Chairman of the Audit Committee), Source Services, Inc. (also a member of the Compensation and Executive Committees), and Chairman of the Board of Richman Gordman 1/2 Price Stores, Inc. (also Chairman of the Executive Committee). Mr. Bass holds a B.B.A. in finance from Southern Methodist University.

DAVID R. SCHRODER

    Mr. Schroder, age 53, has been President, Secretary and a Director of the Corporation since 1994, and a Director of MorAmerica Capital since 1989. Since 1985, Mr. Schroder has been a principal of InvestAmerica Venture Group, Inc. ("Venture Group") and is presently President and a Director. From 1985 to 1994, Venture Group provided management and investment services to MorAmerica Capital. Venture Group presently provides management and investment services to a private investment partnership, the Iowa Venture Capital Fund, L.P. Mr. Schroder is also President, Secretary and a Director of InvestAmerica N.D. Management, Inc., which provide management and investment services to North Dakota Small Business Investment Company ("NDSBIC"), A North Dakota Limited Partnership. Mr. Schroder is also President, Secretary and a Director of InvestAmerica N.D., L.L.C., the general partner of NDSBIC. Mr. Schroder is President and a Director of the investment advisor to the Corporation and to MorAmerica Capital, InvestAmerica Investment Advisors, Inc. (the "Investment Advisor"). As a representative of the Investment Advisor and Venture Group, Mr. Schroder also serves on the boards of directors of several of the Corporation's portfolio companies, including Centrum Industries, Inc. Mr. Schroder received a B.S.F.S. from Georgetown University and an M.B.A. from the University of Wisconsin.

ROBERT A. COMEY

    Mr. Comey, age 50, has served as Vice President, Treasurer and a Director of the Corporation since 1994, and as a Director of MorAmerica Capital since 1989. Mr. Comey was named Executive Vice President of the Company in 1995. Since 1986, Mr. Comey has been a principal of Venture Group and is presently Executive Vice President, Treasurer and a Director. From 1985 to 1994, Venture Group provided management and investment services to MorAmerica Capital. Venture Group presently provides management and investment services to a private investment partnership, the Iowa Venture Capital Fund, L.P. Mr. Comey is also Executive Vice President, Treasurer and a Director of InvestAmerica N.D. Management, Inc., which provides management and investment services to NDSBIC. Mr. Comey is also Executive Vice President, Treasurer, and a Director of InvestAmerica N.D., L.L.C., the general partner of NDSBIC. Mr. Comey is a Director, Executive Vice President, Treasurer, and Assistant Secretary of the Investment Advisor. As a representative of the Investment Advisor and Venture Group, Mr. Comey also serves on the boards of directors of several of the Corporation's portfolio companies. Mr. Comey received an A.B. in Economics from Brown University and an M.B.A. from Fordham University.

MICHAEL W. DUNN

    Mr. Dunn, age 47, has been a Director of the Corporation and MorAmerica Capital since 1994. Mr. Dunn has also been C.E.O. since 1980 and President since 1983 of Farmers & Merchants Savings Bank of Manchester, Iowa. Mr. Dunn is also presently a member of the boards of directors of Security Savings Bank of Eagle Grove, Iowa, and F&M Shares Corp. and Dunn Shares, Inc., both bank holding companies.

JAMES L. MILLER

    Mr. Miller, age 55, has been a director of the Corporation and MorAmerica Capital since 1994. Mr. Miller was employed by Armstrong's, Inc. department stores from 1967 until 1992. His capacities included serving as a member of the Board of Directors and Executive Committee and as Vice President and C.F.O., Treasurer and Controller. In 1992 and 1993, Mr. Miller was custom sales manager for Custom Audio/Video, Hiawatha, Iowa. Mr. Miller is currently developing a new business for Communications Plus, as associate dealer for AT&T products and services, and developing business for Excel Mortgage, Inc., a mortgage broker located in Iowa City, Iowa.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors of the Corporation has established an Audit Committee, a Nominating Committee and an Investment Committee to assist the Board in carrying out its duties.

    The Audit Committee makes recommendations to the Board of Directors regarding the engagement of the independent auditors for audit and non-audit services; evaluates the independence of the auditors; and reviews with the independent auditors the fee, scope and timing of audit and non-audit services. The Audit Committee also is charged with monitoring the Corporation's Policy Against Insider Trading and Prohibited Transactions and its Code of Conduct. The present members of the Corporation's Audit Committee include Michael W. Dunn, James L. Miller and John D. Wolfe.

    The Nominating Committee recommends to the Board of Directors nominations for Director of the Corporation. The Nominating Committee presently has no established procedures for considering shareholders' recommendations for Director nominees, but shareholders may propose nominees for Director by following the procedures set forth in the section of this Proxy Statement entitled "SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING." The Nominating Committee presently consists of Robert A. Comey, Michael W. Dunn and James L. Miller.

    The Investment Committee assists the full Board of Directors with oversight of the Corporation's investment portfolio and evaluates any proposed revisions to the Corporation's investment policy. The Investment Committee also assures compliance with the Corporation's policy regarding investments made in participation with other funds managed by the Investment Advisor. Henry T.

Madden, James L. Miller, and David R. Schroder and Robert A. Comey (as alternate members with a single vote on any issue) are presently members of the Investment Committee.

    During the fiscal year of the Corporation ended September 30, 1996, six meetings of the Board of Directors were held. In addition, three meetings of the Audit Committee, two meetings of the Nominating Committee and three meetings of the Investment Committee were held. Each of the Directors attended all of the meetings of the Board of Directors and all of the meetings held by the committees of the Board on which that Director served, except that Mr. Dunn did not attend one meeting of the Audit Committee.

PERFORMANCE GRAPH

    Set forth below is a line graph comparing the value of $100 invested on March 31, 1995 (the last day of the first month in which shares of the Common Stock began public trading) in shares of the Common Stock (based on the closing market bid price for shares of the Common Stock) with the cumulative total return of $100 invested on the same date in the NASDAQ Stock Market Index (U.S. companies) and the NASDAQ Financial Stocks Total Return Index.



                           MACC PRIVATE EQUITIES INC.
                      COMPARISON CUMULATIVE TOTAL RETURNS


                                    [GRAPH]


                  [Remainder of page intentionally left blank]

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

         COMPENSATION OF DIRECTORS

         Pursuant to the investment advisory agreements of the Corporation and MorAmerica Capital with the Investment Advisor, Directors of the Corporation and of MorAmerica Capital who are also officers or directors of the Investment Advisor receive no compensation for serving on the Boards of Directors of the Corporation and of MorAmerica Capital. All other Directors of the Corporation, other than the Chairman of the Board, receive $8,000 per year plus $400 per Board of Directors meeting attended and $250 per committee meeting attended, all as total compensation for serving on the Boards of Directors of both the Corporation and MorAmerica Capital. The Corporation's Chairman of the Board receives $2,000 per month plus $400 per Board of Directors meeting attended and $250 per committee meeting attended, all as total compensation for serving as the Chairman of the Board of Directors of the Corporation and MorAmerica Capital. In addition, the Corporation reimburses all reasonable expenses of the Directors and the Chairman of the Board in attending Board of Directors and committee meetings. Directors' meetings are normally held on a quarterly basis.

                  SUMMARY COMPENSATION TABLE

         The following table sets forth certain details of compensation paid to Directors during fiscal year 1996, which includes compensation for serving on the Boards of Directors of the Corporation, MorAmerica Capital and other wholly owned subsidiaries of the Corporation. The Corporation presently maintains no pension or retirement plans for its Directors.

             Name and                                 Aggregate Compensation
             Position                                   From Corporation(1)
             --------                                   -------------------
         Paul M. Bass, Jr.,                                    26,400
         Chairman of the Board

         David R. Schroder,                                      -0-
         Director, President and
         Secretary

         Robert A. Comey,                                        -0-
         Director, Executive
         Vice President and
         Treasurer

         Henry T. Madden,                                      11,400
          Director

         John D. Wolfe,                                        11,400(2)
          Director

         Michael W. Dunn,                                      11,150
          Director

         James L. Miller,                                      12,400
          Director

    1 Consists only of directors' fees and does not include reimbursed expenses. The Corporation presently maintains no pension or retirement plans for its Directors.

    2 Of the $11,400 earned by Mr. Wolfe in fiscal year 1996, $9,400 was paid by the Corporation during fiscal year 1996. The remaining $2,000 was deferred at the election of Mr. Wolfe and will be paid without interest during fiscal year 1997.

    COMPENSATION OF EXECUTIVE OFFICERS

    The Corporation has no employees and does not pay any compensation to any of its officers. All of the Corporation's officers and staff are employed by the Investment Advisor, which pays all of their cash compensation.

                       SECTION 16(A) REPORTING COMPLIANCE

    Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, officers and directors of the Corporation and persons beneficially owning 10% or more of the Corporation's Common Stock (collectively, "reporting persons") must file reports on Forms 3, 4 and 5 regarding changes in their holdings of the Corporation's equity securities with the Securities and Exchange Commission. Based solely upon a review of copies of these reports sent to the Secretary of the Corporation and/or written representations from reporting persons that no Form 5 was required to be filed with respect to fiscal year 1996, the Corporation believes that all Forms 3, 4, and 5 required to be filed by all reporting persons have been properly and timely filed with the Securities and Exchange Commission, except that a December, 1995 purchase by Henry T. Madden was reported late on January 16, 1996.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE PERSONS NAMED UNDER "ELECTION OF DIRECTORS."


               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    As recommended by the Audit Committee of the Corporation's Board of Directors, on October 8, 1996, a majority of those members of the Board of Directors of the Corporation who are not "interested persons" of the Corporation (as defined in Section 2(a)(19) of the Investment Company Act of 1940) voted in favor of the appointment of KPMG Peat Marwick LLP to serve as the Corporation's independent auditors for the fiscal year ended September 30, 1997.

    The appointment of KPMG Peat Marwick LLP as independent auditors is subject to ratification by the shareholders. If the shareholders ratify the selection of KPMG Peat Marwick LLP as the Corporation's auditors, they will also serve as independent auditors for all subsidiaries of the Corporation. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting with an opportunity to make a statement, and will be available to respond to appropriate questions.

    In order to ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the Corporation for the year ending September 30, 1997, the proposal must receive the favorable vote of a majority of the shares entitled to vote and represented at the Annual Meeting.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT AUDITORS FOR THE CORPORATION FOR THE YEAR ENDING SEPTEMBER 30, 1997.


                          INCREASE IN AUTHORIZED SHARES

DESCRIPTION OF THE PROPOSED AMENDMENT
AND REQUIRED VOTE

    On October 8, 1996, the Board of Directors of the Corporation unanimously approved a resolution to amend the Corporation's Certificate of Incorporation to provide for an increase in the number of authorized shares of Common Stock, par value $.01, from 2,000,000 to 4,000,000 authorized shares. The Board of Directors determined that such amendment is advisable and directed that the proposed amendment be considered at the Annual Meeting of Shareholders to be held on February 25, 1997. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is required to approve the proposed amendment. The full text of the proposed amendment to the Certificate of Incorporation is set forth in Appendix A to this Proxy Statement.

PURPOSES AND EFFECTS OF INCREASING THE NUMBER
OF AUTHORIZED SHARES OF COMMON STOCK

    The proposed amendment would increase the number of shares of Common Stock which the Corporation is authorized to issue from 2,000,000 to 4,000,000. The additional shares of Common Stock would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The holders of the Common Stock of the Corporation are not entitled to preemptive rights or cumulative voting.

    The Board of Directors believes it desirable to increase the number of authorized but unissued shares in order to provide necessary capital-raising flexibility into the foreseeable future. Such authorized but unissued shares may be issued by the Corporation to raise additional equity capital to provide funding for the Corporation's investing activities, payment of principal of outstanding SBA-guaranteed debentures, or acquisitions of other venture capital funds and/or the investment portfolios of such funds.

    As of November 29, 1996, the Corporation had 1,035,902 authorized shares available for issuance, and 964,098 shares issued and outstanding. Accordingly, if the proposed amendment to the Corporation's Certificate of Incorporation is approved by the Shareholders, the Corporation would have a total of 3,035,902 shares of Common Stock available for issuance, based upon the number of shares of Common Stock outstanding as of November 29, 1996.

    Shares of the Common Stock are currently listed for trading on the NASDAQ National Market. The Corporation also will apply for listing on the NASDAQ National Market of any additional shares of the Common Stock to be issued.

PURPOSES AND EFFECTS OF OBTAINING
  ADDITIONAL EQUITY CAPITAL

    In the past, the Corporation and MorAmerica Capital have relied primarily upon their U.S. treasury bills, cash and cash equivalents (collectively, "Liquid Assets") and SBA-guaranteed debt to finance their investing activities and other cash requirements. Although the Corporation anticipates that it will have sufficient capital to fund its investment activities and other cash requirements over the next twelve months, the Corporation anticipates that it may need to seek additional capital over the next three to five years. The Corporation, as of September 30, 1996, had Liquid Assets of $14,181,406, and the Corporation plans to invest $8,500,000 during fiscal year 1997 and at least $7,000,000 per year over the following several years. In addition, the Corporation anticipates fewer portfolio company liquidity events and divestitures in the early years of this same period due to the Corporation's five to seven year investment cycle and the lower level of portfolio investments made by MorAmerica Capital during the relevant prior years. Therefore, the Corporation may utilize most of its Liquid Assets over the next several years to fund its investing activities and other cash requirements, without generating cash from portfolio company liquidity events and divestitures sufficient to fund all of its planned investment activities and other cash requirements over the succeeding few years. The Corporation's outstanding SBA-guaranteed debt matures as follows: $2,450,000 in 2000, $5,690,000 in 2001 and $2,150,000 in 2003, and these principal payments if not refinanced by the SBA could further diminish the Corporation's liquidity during these years.

    Moreover, the members of the Board of Directors of the Corporation believe that continued reliance on SBA-guaranteed debt as a primary source of capital may or may not be in the best interests of the Corporation and its shareholders because of the risks and costs inherent in debt financing. The lenders of these borrowed funds have fixed dollar claims against the Corporation's assets superior to the claims of the Corporation's shareholders. Any increase in the value of the Corporation's investments would cause its net asset value to increase more than it would had the borrowings not been incurred. Conversely, decreases in the value of the Corporation's investments below their value at the time of acquisition would cause the Corporation's net asset value to decrease more sharply than it would had the funds not been borrowed and invested. Similarly, any increase in the Company's rate of income in excess of interest payable on the borrowed funds would cause its net investment income to increase more than it would without the leverage, while any decrease in the rate of income would cause net investment income to decline more sharply than it would had the funds not been borrowed and invested. For these reasons, leverage is generally considered to add both potential risks and advantages to the Corporation's future performance.

    In addition, the interest payments with respect to such debt obligations typically constitute the single largest component of the Corporation's operating expenses, and reduction or elimination of this expense may substantially contribute to the Corporation's ability to achieve its goal of achieving net investment income. The members of the Corporation's Board of Directors believe that some of these risks and expenses may be avoided or reduced by replacing debt financing with additional equity through the issuance of additional shares of the Corporation's Common Stock.

    The members of the Board of Directors of the Corporation also believe that increasing the asset base of the Corporation through the issuance of additional shares of Common Stock may be in the best interests of the Corporation and its shareholders for several reasons. First, the Corporation may be able to achieve greater diversification in its investment portfolio by increasing the total number and amount of portfolio investments. Second, any increase in the Corporation's asset base may tend to decrease the Corporation's operating expenses as a percentage of assets under management. Third, net investment income and/or net realized gains, if any, from additional portfolio investments would permit the Corporation to increase the size of MorAmerica Capital's paid-in capital, which may permit MorAmerica Capital to make larger portfolio investments as called for in its growth plans, sooner than otherwise possible.

      With a larger maximum single investment size, more portfolio investment opportunities may be available to MorAmerica Capital. By making larger investments, the Corporation and MorAmerica Capital may be more competitive in their investment prospecting when the Corporation and/or MorAmerica Capital is one of several co-investors. Moreover, issuing additional shares of Common Stock as a means of accessing additional capital may permit the Corporation to realize the benefit of its publicly traded status.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL AMENDING THE CORPORATION'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 2,000,000 TO 4,000,000.


                            ISSUANCE OF COMMON STOCK

INTRODUCTION

    As indicated above, the Corporation has relied upon several sources to fund its investment activities and other cash requirements, including the Corporation's Liquid Assets, and the Small Business Investment Company ("SBIC") capital program operated by the Small Business Administration (the "SBA"). The Corporation does not presently need additional capital to fund its investment activities and other cash requirements over the next twelve months and anticipates that additional funding for such purposes, if needed, should probably be available through the SBIC capital program.

    Nevertheless, the Corporation is continuing to assess the desirability of relying primarily on the SBIC capital program as a means of providing additional capital, as well as methods of increasing its asset base in accordance with the Corporation's growth plans. One such method would be the issuance of some or all of the authorized but unissued shares of the Corporation's common stock. Such shares could be issued to provide funding for the Corporation's investing activities and other cash requirements, and/or such shares could be issued in connection with acquisitions of other venture capital funds and/or the investment portfolios of such funds. To the extent that the Corporation determines that the incurrence of additional debt capital is not in the best interests of the Corporation and its shareholders, or that obtaining additional equity capital is in the best interests of the Corporation and its shareholders, the Corporation may require the requested flexibility. For a discussion of the risks and costs inherent in debt financing, as well as a discussion of the benefits of increasing the Corporation's asset base, please see "INCREASE IN AUTHORIZED SHARES" above.

DESCRIPTION OF PROPOSAL AND
  REQUIRED VOTE

    Obtaining such additional equity capital would include the issuance of some or all of the 1,035,902 authorized but unissued shares of Common Stock of the Corporation. The Corporation presently has 946,098 shares issued and outstanding. These numbers of shares available for issuance and issued and outstanding may double if shareholders approve the proposed amendment to the Corporation's Certificate of Incorporation. See "INCREASE IN AUTHORIZED SHARES." Accordingly, if the Corporation were to issue all of the presently authorized but unissued shares of Common Stock, the number of shares issued and outstanding would increase by approximately 109%.

    Since the Corporation's Common Stock began trading in March, 1995, it has consistently traded at a discount from net asset value per share. Shares of closed-end mutual funds similar to the Corporation have a tendency to trade frequently at a discount from net asset value per share. The Corporation is presently evaluating different strategies to attempt to decrease the amount of this discount; however, there can be no assurances that any course of action taken by the Corporation with respect thereto would have the intended result. Accordingly, if the Corporation were to issue additional shares of Common Stock to provide additional equity capital at any time during the next year, such shares would be sold at a price less than net asset value per share if the then-prevailing market price for the Common Stock were less than net asset value per share.

    The Corporation has elected treatment as a business development company ("BDC") under the Investment Company Act of 1940, as amended (the "Act"). Pursuant to Section 63 of the Act, a BDC may not issue shares of common stock at less than net asset value per share unless such issuance has been approved by the holders of a majority of the BDC's outstanding voting securities and by a majority of such holders who are not affiliated persons of the BDC. In addition, a majority of the directors of the BDC who are not interested persons of the BDC must first determine that any such issuance would be in the best interests of the Corporation and its shareholders, and in consultation with the underwriter, that the offering price would be not less than a price which closely approximates market price.

    Accordingly, this proposal, if approved, would give the Corporation the ability for the twelve months ending February 25, 1998, to issue shares of Common Stock at a price which closely approximates market price if such price is less than net asset value per share if a majority of the members of the Corporation's Board of Directors who are not interested persons of the Corporation first determine that such issuance would be in the best interests of the Corporation and its shareholders. In order to be approved by the Shareholders, this proposal must receive the favorable vote of: (1) a majority of the outstanding shares of Common Stock entitled to vote at the meeting; and (2) a majority of the outstanding shares of Common Stock entitled to vote at the meeting which are not held by affiliated persons of the Corporation.


PURPOSES AND EFFECT OF OBTAINING
 ADDITIONAL EQUITY CAPITAL

    As indicated above, the federal securities laws applicable to BDCs require those members of a BDC's board of directors who are not interested persons of the BDC to determine that the issuance of shares of the BDC's common stock for a price less than net asset value per share is in the best interests of the Corporation and its shareholders.

    As a general matter, and without reference to any proposed transaction, the members of the Board of Directors of the Corporation who are not interested persons of the Corporation believe that continued reliance on SBA-guaranteed debt as a principal source of capital may or may not be in the best interests of the Corporation and its shareholders because of the risks and costs inherent in debt financing. For a discussion of these risks and costs of debt financing, please see "INCREASE IN AUTHORIZED SHARES" above. Moreover, the SBA capital programs are subject to federal funding, and therefore the availability of capital through these programs is difficult to predict over the long term. Even assuming the availability of federal funding, the Corporation's qualification for these programs at any particular time is not always certain.

    Also as a general matter, and without reference to any proposed transaction, the members of the Board of Directors of the Corporation who are not interested persons of the Corporation believe that increasing the asset base of the Corporation through the issuance of additional shares of Common Stock may be in the best interests of the Corporation and its shareholders for several reasons. For a discussion of these benefits of increasing the size of the Corporation's asset base, please see "INCREASE IN AUTHORIZED SHARES" above.

    In the absence of shareholder approval of this proposal, the Corporation may not have the flexibility to raise additional equity capital through the issuance of additional shares of Common Stock. If shareholders approve this proposal, the Corporation's Board of Directors will have the authority for a one-year period without seeking further approval of the shareholders to issue shares of the Corporation's Common Stock for a price which closely approximates market price if such price is less than net asset value per share; however, the Corporation will not engage in any such issuance unless the required majority of the Corporation's disinterested Directors first determines, based upon the perceived merits of the specific transaction, that such issuance is in the best interests of the Corporation and its shareholders.

PURPOSES AND EFFECT OF
 ISSUANCE OF SHARES

    To the extent that any additional shares of Common Stock would be issued by the Corporation, the offering of such shares by the Corporation and/or by the holders of such newly issued shares may be registered by the Corporation with the Securities and Exchange Commission, which may involve significant delay and expense. Alternatively, any such shares may be privately placed, with restrictions on transferability, in which case, registration with the Securities and Exchange Commission may not be required.

    Before voting on this proposal or giving proxies with regard to this matter, shareholders should consider the potentially dilutive effect of the issuance of shares of the Corporation's Common Stock at less than net asset value per share on net asset value per outstanding share of Common Stock. Shareholders should also consider that holders of the Corporation's Common Stock have no subscription, preferential or preemptive rights to additional shares of the Common Stock, and thus any future issuance of shares may tend to dilute shareholders' holdings of the Common Stock as a percentage of shares outstanding.

    The issuance of the additional shares of Common Stock may have an indirect effect on the gross amount of management fees paid by the Corporation to the Investment Advisor. The Corporation's and MorAmerica Capital's Investment Advisory Agreements with the Investment Advisor provide for a management fee payable to the Investment Advisor as compensation for managing the investment portfolios of the Corporation and MorAmerica Capital. With regard to the Corporation, the management fee is computed as a percentage of assets under management. The increase in the Corporation's asset base resulting from any such issuance would increase assets under management, and would cause a corresponding increase in the gross amount of management fees paid to the Investment Advisor, but would not increase or decrease the management fee as a percentage of assets under management.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL APPROVING FOR A ONE-YEAR PERIOD THE POLICY AND PRACTICE OF THE CORPORATION OF ISSUING SHARES OF COMMON STOCK OF THE CORPORATION AT A PRICE WHICH CLOSELY APPROXIMATES MARKET PRICE IF SUCH PRICE IS LESS THAN NET ASSET VALUE PER SHARE.

                                 OTHER BUSINESS

    The Board of Directors knows of no other business to be presented for action at the Meeting. If any matters do come before the Meeting on which action can properly be taken, it is intended that the proxies shall vote in accordance with the judgment of the person or persons exercising the authority conferred by the proxy at the Meeting.

                  SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

    Under the rules of the Securities and Exchange Commission, any shareholder proposal to be considered by the Corporation for inclusion in the proxy material for the February, 1998 Annual Meeting of Shareholders must be received by the Secretary of the Corporation, 101 Second Street, S.E., Suite 800, Cedar Rapids, Iowa 52401, no later than September 17, 1997. The submission of a proposal does not guarantee its inclusion in the proxy statement or presentation at the annual meeting unless certain securities laws requirements are met.

    In addition, under the Corporation's Bylaws, shareholders desiring to nominate persons for election as Directors or to propose other business for consideration at an annual meeting must generally notify the Secretary of the Corporation in writing not less than 60 days, nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Shareholders' notices must contain the specific information set forth in the Corporation's Bylaws. A copy of the Corporation's Bylaws will be furnished to shareholders without charge upon written request to the Secretary of the Corporation.

                       EXPENSES OF SOLICITATION OF PROXIES

    In addition to the use of the mails, proxies may be solicited by personal interview and telephone by directors, officers and other employees of the Corporation, who will not receive additional compensation for such services. The Corporation has employed ChaseMellon Shareholder Services to aid in the solicitation of proxies at an estimated fee of $3,500 plus $4.50 per shareholder solicited. The Corporation will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record by them and will reimburse such persons for forwarding materials. The cost of soliciting proxies will be borne by the Corporation.

                                  ANNUAL REPORT

    The Annual Report to Shareholders covering the fiscal year ended September 30, 1996, accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

    A COPY OF THE FISCAL YEAR 1996 FORM 10-K REPORT TO THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, WILL BE MAILED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO DAVID R. SCHRODER, SECRETARY, MACC PRIVATE EQUITIES INC., 101 SECOND STREET, S.E., SUITE 800, CEDAR RAPIDS, IOWA 52401. SUCH REQUESTS MUST SET FORTH A GOOD FAITH REPRESENTATION THAT THE REQUESTING PARTY WAS EITHER A HOLDER OF RECORD OR A BENEFICIAL OWNER OF COMMON STOCK OF THE CORPORATION ON DECEMBER 31, 1996. EXHIBITS TO THE FORM 10-K WILL BE MAILED UPON SIMILAR REQUEST AND PAYMENT OF SPECIFIED FEES.

    PLEASE DATE, SIGN AND RETURN THE PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. No postage is required for mailing in the United States. A prompt return of your proxy will be appreciated as it will save the expense of further mailings and telephone solicitations.



                                       By Order of the Board of Directors


                                       David R. Schroder,
                                       Secretary

Cedar Rapids, Iowa
January 15, 1997

                                  APPENDIX A



        RESOLVED, that the Corporation's Certificate of Incorporation be, and hereby is, amended by deleting the current "ARTICLE V" thereof, and substituting the following:



                                  ARTICLE V
                              AUTHORIZED SHARES

         The total number of shares of stock of all classes which the Corporation shall have authority to issue is four million (4,000,000) shares of a single class of voting common stock and the par value of each such share is One Cent ($.01) amounting in the aggregate to Forty Thousand Dollars ($40,000.00);

                          MACC PRIVATE EQUITIES INC.
             Proxy Solicited on Behalf of the Board of Directors
                                     for
                        Annual Meeting of Stockholders
                               February 25, 1997

        The undersigned hereby appoints Paul M. Bass, Jr., David R. Schroder and James L. Miller and each of them, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote all of the shares of Common Stock in MACC PRIVATE EQUITIES INC. (the "Company") held of record by the undersigned on December 31, 1996, at the Annual Meeting of Stockholders of the Company to be held on February 25, 1997 and any adjournment(s) thereof.

This proxy when properly executed will be voted as directed by the undersigned stockholder. If directions are not indicated, the proxy will be voted to elect the nominees described in Item 1 and for Items 2, 3 and 4.


                                (continued, and to be signed on reverse side)

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


                                                                                        Please mark
                                                                                        your votes as
                                                                                        indicated in
                                                                                        this example   /X /


1.  To elect three directors to serve until the 2000 Annual Meeting of Shareholders or until their respective successors shall be elected and qualified:

    FOR           WITHHOLD              NOMINEES:  Todd J. Stevens, Henry T. Madden, John D. Wolfe     2.  To ratify the appointment
    all         authority for                                                                              of KPMG Peat Marwick LLP
 Nominees       All Nominees            (INSTRUCTION:  To withhold authority to vote for any individual    as independent auditors:
                                        nominee, write that nominee's name on the space provided
   / /             / /                  below.)                                                            FOR    AGAINST  ABSTAIN

                                        --------------------------------------------------------------      / /     / /      / /
3. To amend the Corporation's           4.  To approve for a one-year period the policy and practice
   Certificate of Incorporation             of the Corporation of issuing shares of Common Stock of the    5.  To transact such
   to increase the number of                Corporation at a price which closely approximates market           other business as
   authorized shares of Common              price if such price is less than net asset value per share;        may properly come
   Stock from 2,000,000 to                  and                                                                before the meeting
   4,000,000.                                                                                                  and any adjournment
                                                                                                               thereof.


   FOR    AGAINST   ABSTAIN                         FOR     AGAINST     ABSTAIN                                    I PLAN TO
                                                                                                                     ATTEND
   / /      / /      / /                             / /      / /        / /                                         MEETING

                                                                                                                      / /

                                                                                   ----------------------------------------------
                                                                                   Signature                                Date

                                                                                   ----------------------------------------------
                                                                                   Signature                                Date

                                                                                   Please sign your name exactly as it appears
                                                                                   hereon.  If signing for estates, trusts,
                                                                                   corporations or partnerships, title or
                                                                                   capacity should be stated.  If shares are
                                                                                   held jointly, each holder should sign.

                                                                                   Please sign, date and return this proxy
                                                                                   using the enclosed envelope.

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